Exhibit 99.1

Contact:

Ethicon, Inc.
Barbara Montresor
732-865-2488 (mobile)

J&J Corporate Communications
Bill Price
732-524-6623 (office)
732-668-3735 (mobile)

J&J Investor Relations
Louise Mehrotra
732-524-6491
Stan Panasewicz
732-524-2524
Ethicon Completes Acquisition of Acclarent

Opportunity to Create New Growth Platform in Surgical ENT Market

SOMERVILLE, N.J., Jan 20, 2010 -- Ethicon, Inc., announced today that it has completed the acquisition of Acclarent, Inc., following clearance under the Hart-Scott-Rodino Antitrust Improvement Act.  Acclarent is a privately held medical technology company dedicated to designing, developing and commercializing devices that address conditions affecting the ear, nose and throat (ENT).  Ethicon announced its agreement to acquire Acclarent on December 16, 2009.

"By bringing together the strengths and experiences of the two companies, we create a unique way to innovate in the surgical ENT space," said Gary Pruden, Johnson & Johnson Company Group Chairman with responsibility for Ethicon.  "The surgical ENT market is underpenetrated and there is opportunity to help more patients restore their quality of life with less-invasive surgical solutions.  We look forward to working with Acclarent and its customers to do this."

About Ethicon

Ethicon, Inc., a Johnson & Johnson company, is a trusted, world-wide leader in surgical care.  For over a century, Ethicon has continuously introduced innovations in wound closure, general surgery, wound management, women's health and urology and aesthetic medicine that fulfill the Company's vision: Restoration of body and of life.  For more information, visit www.ethicon.com.